Exhibit 2.1

SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is entered into as of October 30, 2015, by and among Solar Power, Inc., a California corporation (“SPI”), SPI Energy Co., Ltd., an exempted company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of SPI (“SPI Energy”), and SPI Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of SPI Energy (“SPI Merger Sub”).

RECITALS

1. The Boards of Directors of each of SPI, SPI Energy and SPI Merger Sub have unanimously determined that it is advisable and in the best interests of their respective shareholders or stockholders to reorganize so that SPI Energy will become the parent of SPI Merger Sub as a result of the merger of SPI with and into SPI Merger Sub (the “Merger”) in which SPI Merger Sub will survive and change its name to Solar Power, Inc., a Delaware corporation;

2. The respective Boards of Directors of SPI, SPI Energy and SPI Merger Sub have each unanimously approved the Merger, this Agreement and, to the extent applicable, the other transactions described herein, pursuant to which SPI Merger Sub will be the surviving corporation of the Merger and will remain a wholly owned subsidiary of SPI Energy, all upon the terms and subject to the conditions set forth in this Agreement, and whereby each issued and outstanding share of common stock, par value US$0.0001 per share, of SPI (“SPI common stock”) shall be converted into the right to receive one ordinary share, par value US$0.000001 per share, of SPI Energy (a “SPI Energy ordinary share”);

3. The Merger requires, among other things, the approval of this Agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of SPI common stock; and

4. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code or, alternatively, that the contribution of shares of SPI to SPI Merger Sub by shareholders of SPI will qualify as a tax-free exchange within the meaning of Section 351 of the Code.

5. Whereas the parties originally entered into this Agreement on May 8, 2015, amended and restated it on September 29, 2015, and wish to further amend and restate it to reflect certain changes made to the exchange of American Depository Shares for SPI common stock as discussed herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the California General Corporation Law (the “CGCL”) and Delaware General Corporate Law (the “DGCL”), at the Effective Time (as defined in Section 1.2), SPI shall be merged with and into SPI Merger Sub in accordance with this Agreement, and the separate corporate existence of SPI shall thereupon cease. Pursuant to and simultaneously upon the consummation of the Merger at the Effective Time, in accordance with the CGCL and DGCL, (i) SPI Merger Sub shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), remaining a wholly owned subsidiary of SPI Energy, (ii) the corporate identity, existence, powers, rights and immunities of SPI Merger Sub as the Surviving Corporation shall continue unimpaired by the Merger, and (iii) SPI Merger Sub shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of SPI, all without further act or deed.

Section 1.2. Filing Certificate of Merger; Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article V, if this Agreement shall not have been terminated prior thereto as provided in Section 6.1, SPI Merger Sub and SPI shall cause a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 252(c) of the DGCL to be properly executed and filed in accordance with such section and otherwise make all other filings or recordings as required by the DGCL and CGCL in connection with the Merger. The Merger shall become effective at such time that the parties hereto shall have agreed upon and designated in the Certificate of Merger as the effective time of the Merger (the “Effective Time”).

ARTICLE II

CHARTER DOCUMENTS, DIRECTORS AND OFFICERS OF

SURVIVING CORPORATION AND UTS HOLDINGS,

AND CERTAIN REPRESENTATIONS

Section 2.1. Name of Surviving Corporation. The name of the Surviving Corporation shall be “Solar Power, Inc.”

Section 2.2. Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of the Surviving Corporation shall be amended as of the Effective Time so as to provide that the name of the Surviving Corporation shall be “Solar Power, Inc.” Such Certificate of Incorporation, as so amended, shall continue to be the Certificate of Incorporation of the Surviving Corporation until amended as provided therein and under the DGCL.

Section 2.3. Bylaws of Surviving Corporation. From and after the Effective Time, the Bylaws of SPI Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

Section 2.4. Directors of Surviving Corporation. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each such director to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

Section 2.5. Officers of Surviving Corporation. From and after the Effective Time, the officers of SPI Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each such officer to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

Section 2.6. Directors and Officers of SPI Energy, Co., Ltd. Immediately prior to the Effective Time, SPI, in its capacity as the sole shareholder of SPI Energy, agrees to take or cause to be taken all such actions as are necessary to cause at least those persons serving as the directors and officers of SPI immediately prior to the Effective Time to be elected or appointed as the directors and officers of SPI Energy (to the extent the officers and directors of SPI Energy and SPI are not already identical), each such person to have the same office(s) with SPI Energy (and the same class designations and committee memberships in the case of directors) as he or she held with SPI, with the directors to serve until the earlier of the next meeting of the SPI Energy shareholders at which an election of directors is required or until their successors are elected or appointed (or their earlier death, disability or retirement).

Section 2.7. Representation of SPI Energy. SPI Energy hereby represents and warrants that it is the owner of all of the outstanding capital stock of SPI Merger Sub, free and clear of any adverse claims.

ARTICLE III

CONVERSION, ISSUANCE AND REPURCHASE OF SHARES

Section 3.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of either SPI or SPI Energy:

(a) Conversion of SPI Share; Issuance of SPI Energy Ordinary Share. Each issued and outstanding share of SPI common stock (other than any shares of SPI common stock that are “Dissenting Shares” as defined in Section 3.3) shall be automatically converted into the right to receive one validly issued, fully paid and non-assessable SPI Energy ordinary share.

(b) Issuance of American Depository Share. In lieu of issuing SPI Energy ordinary shares, American Depository Shares (“ADSs”) will be issued, with each one ADS representing ten SPI Energy ordinary shares, to holders of issued and outstanding share of SPI common stock (other than any shares of SPI common stock that are “Dissenting Shares” as defined in Section 3.3) acquired prior to the time when the registration statement on Form F-4 filed with the Securities and Exchange Commission by SPI Energy in connection with the offer and issuance of SPI Energy ordinary shares to be issued pursuant to the Merger becomes effective under the Securities Act of 1933, as amended. No fraction of an ADS shall be issued by virtue of the Merger, but in lieu thereof each holder of shares of SPI common stock who would otherwise be entitled to a fraction of an ADS in connection with the Merger (after aggregating all fractional ADS to be received by such holder) shall receive from the exchange agent the net proceeds the exchange agent will receive from sale of the aggregate of those fractional ADSs. Holders of ADS will have the rights set forth in accordance with the deposit agreement. SPI Energy ordinary shares will be issued to holders of issued and outstanding share of SPI common stock (other than any shares of SPI common stock that are “Dissenting Shares” as defined in Section 3.3) that are acquired after the time when the registration statement on Form F-4 becomes effective.

(c) Cancellation of SPI Capital Stock. The SPI shares of common stock, par value US$0.0001 per share, of SPI exchanged for SPI Energy ordinary shares will be cancelled.

(d) Repurchase of SPI Energy Share. SPI Energy will repurchase the one SPI Energy ordinary share that was held by SPI prior to the Merger at a purchase price of U.S. $0.00001, which share shall be cancelled.

(e) Stock-Based Compensation Plans. SPI shall assign, and SPI Energy shall assume, SPI’s rights and obligations under the stock-based benefit and compensation plans and programs and agreements providing for the grant or award of restricted stock, stock units, stock options, stock appreciation rights, performance shares, performance units, dividend equivalent rights and share awards to the employees, directors and consultants of SPI and its affiliates (collectively, the “Stock Plans”) in accordance with Article IV of this Agreement. To the extent a Stock Plan provides for awards of incentive stock options pursuant to Section 422 of the Code, approval of such plan by SPI, as the sole shareholder of SPI Energy, shall be deemed, as of the Effective Time, to constitute approval of the members of SPI Energy for purposes of Section 422(b) of the Code.

(f) Convertible Securities. SPI shall assign, and SPI Energy shall assume, SPI’s rights and obligations under its securities, including but not limited to convertible debentures, warrants and options, that may be convertible into or exercisable into SPI common stock.

Section 3.2. Exchange of SPI Energy Shares.

(a) Uncertificated Shares. At the Effective Time, each outstanding share of SPI common stock held in uncertificated, book entry form will be exchanged for one SPI Energy ordinary share without further act or deed by the holder thereof, and record of such ownership shall be kept in uncertificated, book entry form by SPI Energy’s transfer agent.

(b) Certificated Shares. At the Effective Time, each outstanding share of SPI common stock held in certificated form will be converted into the right to receive one SPI Energy ordinary share without further act or deed by the holder thereof, and the holder thereof will cease to be, and will have no rights as, a shareholder of SPI. Following the consummation of the Merger, SPI’s exchange agent will send a letter of transmittal to each such holder, explaining the procedure for surrendering such holder’s SPI common stock certificates in exchange for ADS or SPI Energy ordinary share. No fractional ADS shall be issued in accordance with Section 3.1(b).

(c) Shareholder Rights at Effective Time. Other that Dissenters’ rights pursuant to Section 3.3 below, at the Effective Time, holders of SPI common stock will cease to be, and will have no rights as, shareholders of SPI, other than the right to receive: (i) any dividend or other distribution with a record date prior to the Effective Time that may have been declared or made by SPI on such shares of SPI common stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time, and (ii) the ADSs or SPI Energy ordinary shares pursuant to Section 3.1(b). After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of SPI common stock that were outstanding immediately prior to the Effective Time. Upon and after the Effective Time, registered shareholders in SPI Energy’s register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon SPI Energy ordinary shares registered in their respective names in the register of members.

Section 3.3. Dissenters’ Rights. Holders of SPI common stock who exercise their rights in accordance with Chapter 13 under the CGCL will be entitled to dissenters’ rights in connection with the Merger.

ARTICLE IV

EMPLOYEE BENEFIT AND COMPENSATION PLANS AND AGREEMENTS; OTHER CONTRACTS

Section 4.1. Assumption of Equity Plans. At the Effective Time, SPI shall assign, and SPI Energy shall assume, the rights and obligations of SPI under each Stock Plan. To the extent any Stock Plan or any applicable agreement relating thereto provides for the issuance, delivery or purchase of, or otherwise relates to, SPI common stock, from and after the Effective Time, such Stock Plan or applicable agreement shall be deemed to have been amended to provide for the issuance, delivery or purchase of, or otherwise relate to, SPI Energy ordinary shares, and all options or awards issued, or benefits available or based upon the value of a specified number of shares of SPI common stock, under such Stock Plan after the Effective Time shall entitle the holder thereof to purchase, receive, acquire, hold or realize the benefits measured by the value of, as appropriate, an equivalent number of SPI Energy ordinary shares in accordance with the terms of such Stock Plan and any applicable agreement relating thereto. The outstanding options or other awards or benefits available under the terms of the Stock Plans at and following the Effective Time shall, to the extent permitted by law and otherwise reasonably practicable, otherwise be exercisable, payable, issuable or available upon the same terms and conditions as under such Stock Plans and the agreements relating thereto immediately prior to the Effective Time. Other than as set forth above, the Merger will not affect the underlying terms or conditions of any outstanding equity awards, which shall remain subject to their original terms and conditions.

Section 4.2. Assumption of Benefit Plans. At the Effective Time, the obligations of SPI under or with respect to every plan, trust, program and benefit then in effect or administered by SPI for the benefit of the directors, officers and employees of SPI or any of its subsidiaries (collectively, the “Assumed Benefit Plans” and, together with the Assumed Equity Plans, the “Assumed Plans”) shall become the lawful obligations of SPI Energy and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, SPI Energy hereby expressly adopts and assumes all obligations of SPI under the Assumed Plans.

Section 4.3. Assumption of Contracts. At the Effective Time, the obligations of SPI under or with respect to contracts or agreements (collectively, the “Assumed Contracts”) shall become the lawful obligations of SPI Energy and shall be performed in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, SPI Energy hereby expressly adopts and assumes all obligations of SPI under the Assumed Contracts.

Section 4.4. Other Actions. Such amendments or other actions that are deemed necessary or appropriate by SPI and SPI Energy to effect the Merger, including to facilitate the assumption by SPI Energy of the Assumed Plans and the Assumed Contracts, and any other amendments or actions that SPI and SPI Energy shall deem advisable, shall be adopted and entered into with respect to the Assumed Plans, the Assumed Contracts and any other change in control arrangements between the SPI and its executive officers and key employees.

ARTICLE V

CONDITIONS PRECEDENT

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a) Shareholder Approval. This Agreement shall have been adopted and approved by the affirmative vote of holders owning a majority of the issued and outstanding shares of SPI Common Stock entitled to vote thereon at the record date for such actions as set by the Board of Directors of SPI.

(b) No Prohibition. None of the parties hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the U.S., the Cayman Islands or any other country that prohibits the consummation of the Merger.

(c) Effective Registration Statement. The registration statement on Form F-4 filed with the Securities and Exchange Commission by SPI Energy in connection with the offer and issuance of SPI Energy ordinary shares to be issued pursuant to the Merger shall have become effective under the Securities Act of 1933, as amended, and no stop order with respect thereto shall be in effect.

(d) Consents and Authorizations. Other than the filing of the Certificate of Merger provided for under Article I, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of SPI, SPI Energy, or any of their respective subsidiaries to consummate the Merger and the other transactions contemplated hereby, including, without limitation, any filings required under (i) applicable U.S. state securities and “Blue Sky” laws, and (ii) applicable Cayman Islands securities laws, shall have been obtained or made.

(e) Representations and Warranties. The representations and warranties of the parties set forth herein shall be true and correct in all material respects, and the covenants of the parties set forth herein (other than those to be performed after the Effective Time) shall have been performed in all material respects.

(f) Dissenter’s Right. The number of Dissenting Shares, as defined in the California General Corporate Law, shall not exceed 1.0% of the outstanding shares of common stock as of the Effective Time.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

Section 6.1. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of SPI, by action of the Board of Directors of SPI.

Section 6.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of SPI, SPI Energy or SPI Merger Sub.

Section 6.3. Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval or adoption by the shareholders of SPI of this Agreement or matters presented in connection with this Agreement; provided, however, that after any such approval or adoption, there shall be made no amendment requiring further approval or adoption by such shareholders under applicable law until such further approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.4. Waiver. At any time prior to the Effective Time, the parties may waive compliance with any of the agreements or covenants contained in this Agreement, or may waive any of the conditions to consummation of the Merger contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VII

COVENANTS

Section 7.1. Rule 16b-3 Approval. SPI, SPI Energy, and SPI Merger Sub shall take all such steps as may reasonably be required to cause the transactions contemplated by Section 3.1 and any other dispositions of SPI equity securities (including derivative securities) or acquisitions of SPI Energy equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of SPI, or (ii) at the Effective Time, is or will become a director or officer of SPI Energy, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Section 7.2. SPI Energy Vote. Concurrent with seeking the consent of the shareholders owning a majority of the outstanding shares of common stock of SPI to vote and adopt of this Agreement, SPI Energy, in its capacity as sole shareholder of SPI Merger Sub, shall adopt this Agreement and approve the Merger.

Section 7.3. Further Assurances. SPI Energy shall use its reasonable best efforts, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and reasonably appropriate to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions provided for herein.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article IV (collectively, the “Third Party Provisions”), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced only by the specifically intended beneficiaries thereof.

Section 8.2. Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

Section 8.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its rules of conflict of laws.

Section 8.4. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

Section 8.5. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 8.6. Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

IN WITNESS WHEREOF, SPI, SPI Energy and SPI Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Solar Power, Inc., a California Corporation		SPI Energy Co., Ltd., a Cayman Islands company

By:	/s/ Amy Jing Liu	By:	/s/ Amy Jing Liu
	Amy Jing Liu, Chief Financial Officer		Amy Jing Liu, Director

SPI Merger Sub, Inc. Delaware Corporation

By:	/s/ Amy Jing Liu
Amy Jing Liu, President